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                                                                      EXHIBIT 14

                           DIRECT GENERAL CORPORATION

                  CODE OF ETHICS AND POLICY ON BUSINESS CONDUCT

1. PURPOSE. The purpose of this memorandum is to establish a Code of Ethics and document the Policy on Business Conduct at Direct General Corporation.

2.    EFFECTIVE DATE. Immediately.

3.    APPLICABILITY. This memorandum applies to the following:

      a.    Direct General Corporation and its subsidiaries

      b. Officers, directors, employees, and certain non-employee regional and district sales managers of the above companies.

4.    DEFINITIONS OF TERMS.

      a. Direct General Group: Direct General Corporation and all of its operating companies, also sometimes referred to as the Group.

      b.    Company: Any company in the Direct General Group.

      c.    Fiduciary: A director, officer, manager, or employee of a Company.

      d.    Related Party: With respect to any individual, a related party is:

            - any member of the individual's immediate family (including spouse, children, and children's spouses);

            -     any other person with whom the individual shares a household;

            -     any person for whose support the individual is responsible;
                  and

            - any business entity (other than a Company in the Group) of which the individual is an officer, director, partner, or significant owner.

      e. Code of Ethics (the "Code"): Written standards, as set forth in this memorandum, that are reasonably designed to deter wrongdoing and to promote:

            - good business practices, including, without limitation, honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and business or professional relationships;

            -     full, fair, accurate, timely, and understandable disclosure
                  (i) in the periodic reports and disclosure documents that the Company files with, or submits to, the Securities and Exchange Commission; and (ii) in other public communications made by the Company;

            - compliance with applicable governmental laws, rules and regulations;

            - the prompt internal reporting of violations of the Code to the appropriate person or persons identified in this memorandum; and

           -  accountability for adherence to the Code.

      f. Policy on Business Conduct (the "Policy"): The Company's standards of behavior expected of its directors, officers, managers, and employees as described in this memorandum. These behavior standards are an integral part of the Company's Code.

5. ACCURATE BUSINESS RECORDS. The integrity and completeness of record-keeping is not only the Company's policy, it is also mandated by law. The Company is required to keep books, records, and accounts that accurately and fairly reflect all transactions and to maintain an effective Company-wide system of internal

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      controls. The improper alteration, destruction, concealment or falsification of records or documents are not only prohibited by Company policy, but also may result in criminal penalties.

      Proper recording of all transactions is essential to the Company's control of its affairs and the accuracy of its financial reporting. To maintain the integrity of the accounting records, all entries in the Company's books and records must be prepared carefully and honestly and must be supported by adequate documentation to provide a complete, accurate, and auditable record. All employees have a responsibility to assure that their work is complete and accurate. No false or misleading entry may be made for any reason, and no employee may assist any other person in making a false or misleading entry.

      Employees must provide accurate and complete information to the Company's officers, managers, legal counsel, internal auditors, independent auditors, and any other person authorized to receive the information.

      Secret transactions invite misconduct, while full disclosure of material transactions reinforces responsibility and deters wrongdoing or even the appearance of wrongdoing. Therefore, undisclosed or unrecorded transactions are not allowed for any purpose. Any employee having information or knowledge of any undisclosed or unrecorded transaction or the falsification of records should report it promptly to the Company's General Counsel or Chairman of the Audit Committee of the Board of Directors. The Company's Corporate Governance Hotline (877-893-3837) may be used for this purpose.

      These internal standards also promote full, fair, accurate, timely and understandable public disclosure in the periodic reports filed by the Company with the Securities and Exchange Commission.

6.    CONFLICTS OF INTEREST.

      a. Explanation. Directors, officers, managers, and employees (together referred to as "Fiduciaries") stand in a fiduciary relationship with the Company that they serve and are expected to exercise their authority in good faith to serve the best interests of the Direct General Group.

            The standards adopted by this Code and Policy are intended to promote honest and ethical conduct by the Company's Fiduciaries, including the ethical handling of actual or apparent conflicts of interest between the Company and personal or business or professional relationships.

            A conflict of interest may exist at any time when personal or other private business interests might influence an individual's judgment in matters involving the Direct General Group.

      b. Examples of Conflict of Interest. Set forth below are examples (not a definitive list) of the more common transactions and situations that could involve a conflict of interest:

            (i) Dealings with a Company: Business dealings, such as sales of goods or services, sales or leases of real estate or personal property, and loans, between a Company and a Fiduciary or a Related Party of a Fiduciary.

            (ii) Third Party Transactions: Transactions between a Fiduciary/Related Party and a third party, when that third party also deals with a Company or seeks to do so. (This does not include routine business relationships conducted on an arm's-length basis.)

            (iii) Activities that Depend on Company Action: Business activities of a Fiduciary/Related Party, the success of which may depend directly or indirectly on a Company taking a certain action.

            (iv) Corporate Opportunities: Taking a business opportunity to which a Company may be entitled, but that a Fiduciary/Related Party may wish to take advantage of personally. Among other things, this may include a Fiduciary/Related Party conducting a personal business or activity or engaging in part-time employment that competes with the Direct General Group.

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            (v)   Direct Insurance Policies: Agents writing their own insurance policy or accepting payments for themselves or a Related
                  Party.

                  These situations do not necessarily constitute conflicts of interest, but they do create the potential for a conflict. Full disclosure to the Company provides a means for assuring that a possible conflict of interest does not give the appearance of a conflict or become an actual conflict.

      c. Compliance Procedures Related to Conflicts of Interest. It is critically important that an independent review be made of any transaction or situation, whether proposed, ongoing, or already completed, involving a Company and another enterprise in which a Fiduciary or a Related Party of a Fiduciary has a direct or indirect interest, or has a reasonable expectation of obtaining such an interest; or where a course of action that is being considered by a Company may affect, either directly or indirectly, the personal or other business interests of a Fiduciary or a Related Party of a Fiduciary.

            Upon discovery of a possible conflict of interest, or upon the request of the General Counsel by annual questionnaire or otherwise, a written description of the transaction or situation, with a complete disclosure of all relevant facts, must promptly be submitted to the General Counsel of Direct General Corporation for consideration (see Enclosure (1)). If the General Counsel determines that a conflict may exists, then the transaction or situation should be submitted for review by an ad hoc committee of one or more senior officers of Direct General Corporation designated by the President. Thereafter, depending on the magnitude and seriousness of the conflict, or upon the request of the General Counsel or the President, any recommended resolution of the potential conflict must be approved by the Chairman of the Audit Committee, or upon the recommendation of said Chairman, by the board of directors of Direct General Corporation.

      d. Practical Considerations. It is recognized that, in the ordinary course of business, a number of continuing regular business relationships may exist between members of the Direct General Group and Fiduciaries or their Related Parties. It is not the intent of this Code and Policy that every routine business transaction arising out of such an established and continuing relationship be passed upon by the General Counsel. However, it is expected that the existence of any such relationship shall be disclosed to the General Counsel, and that any transaction which is out of the ordinary course of that routine business relationship, or that involves terms or conditions that the Company does not regularly offer or receive in similar business transactions with unaffiliated parties, will be submitted for review in accordance with this Code and Policy.

      e. Annual Questionnaire. Attached to this memorandum is the Annual Questionnaire that is related to compliance procedures regarding this Code and Policy (See Enclosure (1)). Generally, during the first quarter of each year, the General Counsel, upon consultation with the President, Chief Financial Officer, and such others that the General Counsel may deem appropriate, prepares a list of all, or a selected portion, of the names of the Company's Fiduciaries and distributes the Annual Questionnaire (which may include electronic distribution) to the persons named on such list. At the discretion of the General Counsel, President, and Chief Financial Officer, a standard list of names or positions may be developed or the list may vary from year to year. Responses to the Annual Questionnaire are reviewed by the General Counsel or his designee and processed in accordance with Paragraph 6(c) of this memorandum.

7.    CONFIDENTIAL INFORMATION.

      a. Explanation. It is unlawful and against Company policy for any person who, because of his or her relationship to the Company, possesses confidential information about the Company or its employees or about any other company outside the Direct General Group, to use the information to his or her own advantage or to pass the information on, directly or indirectly, to others who may improperly use such information. For the purposes of this memorandum, "confidential information" includes not only material non-public information under federal and state securities laws, but also any proprietary information of the Company, any employee, or other company that is not generally known by the public.

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      b.    Examples of Confidential Information. Information that is considered confidential includes, but is not limited to, the following: unreported performance data; estimated earnings and other financial data; plans for a significant expansion or reduction of operations; plans or considerations for developing or offering new products or services; a significant increase or decline in business; negotiation or agreement on buying or selling a company or the assets of a business; salary, health status, or other personal information about any employee or customer of the Company; and the status of litigation or regulatory inquiries.

8. IMPROPER PAYMENTS. Federal laws prohibit the bribery of any government official, and other laws prohibit any commercial bribery of any other nature. It is the Company's policy that neither the Direct General Group, any Company, director, employee, shareholder, nor any other person acting on behalf, or in the interest, of the Direct General Group or a Company shall directly or indirectly offer or solicit any kind of payment, gift, gratuity, discount, rebate, or contribution for the purpose of:

      a. influencing customers, suppliers or governmental officials or employees;

      b.    obtaining, giving or keeping business;

      c. persuading any officials or employees of another company to fail to perform, or to improperly perform, their duties; or

      d. influencing legislation or regulations, except through the efforts of (i) registered lobbyists acting lawfully on behalf of the Company; or (ii)an industry association of which the Company is a member.

      All payments made to agents, distributors, and vendors shall always be strictly in consideration for services rendered or products delivered, and the amounts paid should be reasonable given the nature of those services or products.

9. POLITICAL ACTIVITY. Direct General Corporation encourages all employees to vote and actively support the political parties, candidates, and issues of their choice.

      Because federal and state laws restrict, and sometimes outright prohibit, the use of corporate resources in connection with political activity, any use of Company resources to support such activities (including the support of the Company's Fiduciaries acting in their capacity as such) must have prior approval by the General Counsel of Direct General Corporation or the opinion of an outside counsel that such use of resources is lawful.

10. ANTI-COMPETITIVE OR UNFAIR TRADE PRACTICES. A casual conversation by a Fiduciary or other representative of a Company with representatives of a competitor regarding future prices or premium rates might be interpreted as an understanding to fix prices. Exchanging information on costs or prices could lead to a similar charge. Similarly, a comparison of future products and marketing plans between competitors could lead to a charge of an illegal agreement to allocate markets. Further, a discussion between competitors' representatives about a common supplier, followed by a collective decision not to buy from that supplier, may create an illegal boycott.

      No matter how formal or informal, whether oral or written, regardless of intent, circumstances, or consequences, such unnecessary contacts with competitors should be avoided. This policy does not prohibit establishing joint ventures or other contractual relationships with competitors, provided such relationships are properly disclosed, authorized by the Company's senior management, and reviewed in advance by the Company's legal counsel.

11. COMPLIANCE WITH LAWS, RULES AND REGULATIONS. Fiduciaries, must comply fully with all applicable federal, state and local laws, rules and regulations that govern the Company's business conduct, (including, without limitation, insurance and securities laws.)

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12.   DIRECT INSURANCE POLICIES. Employee-Agents cannot write an insurance policy or accept payments for themselves or a Related Party to that agent. If an agent or Related Party wants to purchase a Direct insurance policy, another agent must write the policy. Likewise, when making payments regarding that policy, another agent/CSA must receive the money and issue the receipt.

13. PENALTIES. Violations of the Company's Policy can result in serious consequences. Such violations can be the basis for disciplinary action by the Company, up to and including termination of employment, depending on the seriousness of the violation.

      In addition, violation of Company Policy may also involve violation of laws or regulations, which can result in private and governmental lawsuits, civil fines, and even criminal penalties.

14.   WAIVER OF POLICY.

      a. Employee Request. If an employee believes that a waiver of this Code and Policy is necessary or appropriate, including, but not limited to any potential or actual conflict of interest, or any waiver of the Company's policies or procedures, a request for a waiver and the reasons for the request must be submitted in writing to the General Counsel of the Company.

      b. Officer Request. An officer seeking a waiver must submit a written request that includes the reasons for the request to the Chairman of the Audit Committee of the Board of Directors.

      c. Director or Certain Senior Officer Request. Any material waiver from this Code and Policy for any director, the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions may only be made by the Board of Directors and may be disclosed, or upon advice of counsel, will be disclosed to the public in an interim report on Form 8-K within four days of the Board granting the waiver, or within such other time period as may be required by law.

15. REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR. Employees are encouraged to talk to supervisors, managers or other appropriate Company personnel about observed illegal or unethical behavior and when they have a good faith doubt about the best course of action in a particular situation. The Company's Corporate Governance Hotline (877-893-3837) may also be used to anonymously report illegal or unethical behavior. It is the policy of the Company not to allow retaliation for reports of possible misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct and to maintain strict confidentiality about such investigations.

16. SUGGESTED COMPLIANCE GUIDELINES. All officers, directors, managers and employees must work together to ensure prompt and consistent action against violations of the Company's Code and Policy on Business Conduct as set forth in this memorandum. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a systematic way to approach a new question or problem. These are the steps to keep in mind:

      - Make sure you have all the facts. In order to reach the right solutions, the Company's General Counsel and other officers must be as fully and factually informed as possible.

      - Ask yourself: What specifically am I being asked to do? Based on your business knowledge and experience, does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it possibly is and should be investigated.

      - Clarify your responsibility and role. In most situations, there is shared responsibility and knowledge. Are your colleagues informed? It may help to get others involved and discuss the perceived problem.

      - Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the questions, and will appreciate being asked to help resolve the perceived problem. Remember that it is your supervisor's responsibility to help you solve problems.

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      -     Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with your office manager. If that also is not appropriate, call (877) 893-3837, the Company's toll-free Corporate Governance Hotline, which will allow you to anonymously report a complaint.

      - You may report possible ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of possible or perceived ethical violations.

      - Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

17. APPROVAL. This Code of Ethics and Policy on Business Conduct was adopted or readopted by the Board of Directors March 9, 2006.

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                                                                     ENCLOSURE 1

                           DIRECT GENERAL CORPORATION
                  CODE OF ETHICS AND POLICY ON BUSINESS CONDUCT
                              ANNUAL QUESTIONNAIRE

Direct's Code of Ethics and Policy on Business Conduct cautions us about situations that may improperly influence or even appear to influence the business decisions and transactions that we make on behalf of the Company. As such, we must examine outside activities that conflict with or appear to conflict with our primary employment obligations to Direct. This Annual Questionnaire provides you with an opportunity to review your personal situation and disclose any such relationships or activities. A "Yes" answer to any of the questions below does not necessarily mean a conflict of interest or other conduct violation exists. However, without complete disclosure of the facts, a fair and reasonable assessment of an individual's situation cannot be made.

For purposes of this Questionnaire, the terms "Direct" or the "Company" means collectively Direct General Corporation and its subsidiaries. The questions below address not only possible conflicts of interests as discussed in Paragraph 6 of this memorandum, but also certain other Company policies on conduct covered by this memorandum.

1. FINANCIAL INTERESTS. If you or a Related Party (as defined in this memorandum) is in a business or is affiliated with a business providing services to the Company, there is a potential conflict of interest that may be clarified by making the relationship known. This will help assure objectivity in decisions you make in your job for Direct, but it does not necessarily mean the services need to stop. (See Paragraph 6(b) of this memorandum.)

      At any time during the past 12 months, did you or a "Related Party" serve as a director, officer, owner, partner, employee, an agent, or consultant for, or did you or a Related Party otherwise have any direct or indirect financial interest in any firm that provides products or services to
      Direct?                                   Yes _______ No _______

2. GIFTS. Gifts received from or given to vendors can affect or appear to affect the objectivity of your judgment regarding that vendor. Gifts can bring with them an expectation to return a favor. If you have a doubt about an item received or given, further evaluation can help resolve a potential conflict of interest that a gift might represent. (See Paragraph 8 of this memorandum.)

      At any time during the past 12 months, have you or has any Related Party received from or given to a vendor of Direct any gift (other than promotional items or an occasional meal) or unusual hospitality?
                                                Yes _______ No _______

3. PERSONAL ACTIVITIES. Providing other employers with the same services you provide to the Company could be in conflict with Company interests, if the work subtracts from the effort expected in your Company job or if it competes with Company interests. However, holding another job outside the Company is not necessarily a conflict by itself. If there is any doubt, please list any job outside your employment with Direct for further evaluation and resolution of such doubt. (See Paragraph 6(b) of this memorandum.)

      Are there any other personal activities of yours (e.g., holding another job outside the Company) that you think might be a conflict of interest
      with respect to your work at Direct?      Yes _______ No _______

If your answer to any of the above is "yes", please provide details below. For "financial interest" and "personal activities," include the name, address and nature of the business or activity, the nature of the affiliation, including the extent of ownership interest, if any, and title, if any. For gifts, please provide the name of the vendor and nature of the gift, including estimated value. If the activity involves a Related Party, please identify the party and the nature of your relationship. Attach addition sheet if necessary.
______________________________________________________________________________
______________________________________________________________________________

To the best of my knowledge and belief, neither I nor any Related Party of mine now engages or at any time during the last twelve months did engage in conduct which is inconsistent with the Direct General Code of Ethics and Policy on Business Conduct, except as has been reported pursuant to this Questionnaire or other reporting methods provided by this memorandum. If I become aware of any such conduct, I will promptly notify the General Counsel of Direct General Corporation.

__________________________________     ________________________________________
Signature                              Name of Direct General Company

__________________________________     ________________________________________
Name -- Please print or type           Business Address--Please print or type

Date: ____________________________     ________________________________________